Exhibit 10.6
February 4, 2021

Veresh Sita

Dear Veresh,

We are pleased to confirm our offer of employment with Avis Budget Group, Inc. (“Avis Budget” or “the Company”), as Executive Vice President, Chief Digital & Innovation Officer. Your start date will be on or around April 1, 2021 and you will report directly to Joseph Ferraro, President and Chief Executive Officer. Your base salary will be $19,230.77 paid on a bi-weekly basis, which equates to an annualized salary of $500,000.

You will be eligible to participate in our annual incentive program. Your target under the program will be 100% of your base salary and will be prorated, if applicable, for actual days employed. Actual payouts will be determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) based upon the terms of the program. The Company retains the right in its sole discretion to amend, modify, suspend or rescind the program at any time and for any reason.

You will receive a one-time sign-on cash bonus in the amount of $500,000, less applicable taxes and withholdings, payable after 90 days of employment. In the event you voluntarily resign employment or are terminated for cause within one year of your start date, you agree that you will not have earned this bonus, and you therefore agree to repay the net amount of the bonus to the Company within 30 days of your last day of employment.

You will receive a time-based restricted stock unit sign-on award of $1,500,000, upon approval by the Board, with an anticipated grant date in April 2021. The restricted stock units will cliff vest on the third anniversary of the grant date, subject to your continued employment through the vesting date. You will be eligible to participate in the Company’s Long Term Incentive Plan (“LTIP”) program with an annual target award value of $1,000,000. It is anticipated that your first annual LTIP award will occur in March 2022. Equity awards under the Company’s LTIP program are determined by the Compensation Committee and in its sole discretion. The equity awards described in this paragraph will be subject to the terms and conditions of the Avis Budget Group, Inc. Amended and Restated Equity and Incentive Plan and the applicable award agreements, which include restricted covenants (including non-compete, non-solicit and confidentiality provisions).

Health and welfare benefits will become effective on the first calendar day of the month following your date of hire. You will be eligible to participate in the 401K plan as soon as administratively possible, following your start date and subject to the terms and conditions of the plan guidelines. After one year of service, the Company will match individual contributions $1 for $1 up to 6% of your annual salary. You will also be entitled to participate in certain executive level perquisite programs including Executive Car, Vehicle Lease, Financial Planning, Deferred Compensation, Executive Physical, and Umbrella Liability Insurance. Details of these benefits will be provided.

This offer is contingent upon verification of your education, previous employment and satisfactory references, passing a drug test, a background check, and presentation of legally required documentation establishing your right to work in the United States, including compliance with Federal immigration and employment law requirements.

Your employment with the Company is also contingent upon the following terms:

1. During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing so).

2. You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited

Avis Budget Group, Inc. 6 Sylvan Way Parsippany, New Jersey 07054

to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information, and the Company’s policies and procedures.

3. You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company, and will be returned to the Company upon the end of your employment with the Company.

Please indicate your acceptance of this offer by signing below and returning an executed copy of this letter to me. Per the Company’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite for indefinite period of time. Employment with the Company is at will, and either you or the Company may terminate employment at any time, with or without cause. In addition by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company, regarding your employment with the Company, and fully supersedes any prior agreements or understanding, whether written or oral.

Veresh, we are excited that you will be joining our Company. If there is anything further I can do to assist you, please do not hesitate to contact me at 973-496-3710.

Best Regards,

Ned Linnen
EVP & CHRO
Avis Budget Group

Understood and accepted:

/s/ Veresh Sita             2/4/21
Veresh Sita             Date

Enclosures
cc:    J. Ferraro / B. Hees / J. Sera / K. Richards / K. Sarma

Avis Budget Group, Inc. 6 Sylvan Way Parsippany, New Jersey 07054